Exhibit 4.15

AMENDMENT WARRANT NO.: CCP-003

THIS AMENDMENT AGREEMENT (the “Amendment”) is entered into as of September 15, 2006, between QUINTEK TECHNOLOGIES INC., a corporation organized and existing under the laws of the State of California (the “Company”), and CORNELL CAPITAL PARTNERS, LP a Delaware limited partnership (the “Holder”).

WHEREAS, the Company issued to the Holder on May 17, 2006 a certain warrant No.: CCP-003 to purchase 12,500,000 shares of the Company’s Common Stock at an exercise price of $0.10 (the “Warrant”); and

WHEREAS, the parties wish to amend the Warrant as set forth below.

NOW, THEREFORE, it is agreed:

I.	Amendments.

A. Section 1(b)(xv) “Warrant Exercise Price”: Section 1(b)(xv) of the Warrant is hereby deleted in its entirety and the following language shall replace said Section 1(b)(xv):

Section 1(b)(xv) “Warrant Exercise Price” shall be Six and one half Cents ($0.065) or as subsequently adjusted as provided in Section 8 hereof.

B. Section 2(g) “Forced Exercise”: Section 2(g) of the Warrant is hereby deleted in its entirety and the following language shall replace said Section 2(g):

Forced Exercise.Provided the shares of Common Stock issuable here under are registered pursuant to an effective registration statement, the Company at its option shall have the right at any time and from time to time, if the Company’s Closing Bid Price as quoted by Bloomberg, LP is equal to or greater than Thirteen Cents ($0.13) (the “Forced Exercise Price”) for twenty (20) consecutive Trading Days (the “Forced Exercise Pricing Period”), to force the Holder to exercise this Warrant in whole or in part during the next five (5) Trading Days. In such event the Company shall provide to the Holder written notice at the end of business, but not later than 5:30 pm EST, on the last Trading Day of the Forced Exercise Pricing Period (the “Forced Exercise Notice”). The Holder shall have the five (5) consecutive calendar days from the day following receipt of the Forced Exercise Notice, to exercise this Warrant in whole or in part at or above the Forced Exercise Price as the case maybe (“Forced Exercise Period”). Furthermore during the Forced Exercise Period the Company shall only be entitled to force the Holder to exercise an amount equal to one fifth (1/5th) the average daily volume of the shares of the Company’s Common Stock traded, as quoted by Bloomberg, LP, during the Forced Exercise Pricing Period. Furthermore the Holder shall have the right to reduce the number of shares of Common Stock the Company has forced the Holder to exercise hereunder during the Forced Exercise Period by such number of shares of the Company’s Common Stock exercised by the Holder during the Forced Exercise Pricing Period. Provided however in the event that the Closing Bid Price of the Company’s Common Stock, as quoted by Bloomberg, LP, during the Forced Exercise Period is lower than the Forced Exercise Price the Company shall not have the right to force the Holder to exercise this Warrant, in whole or in part.

II.	Miscellaneous.

A.	Except as provided hereinabove, all of the terms and conditions contained in the Warrant shall remain unchanged and in full force and effect.

B.	This Amendment is made pursuant to and in accordance with the terms and conditions of the Warrant.

C.	All capitalized but not defined terms used herein shall have those meanings ascribed to them in the Warrant.

D. All provisions in the Warrant and any amendments, schedules or exhibits thereto in conflict with this Amendment shall be and hereby are changed to conform to this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

COMPANY:
QUINTEK TECHNOLOGIES INC.

By: /s/ ROBERT A. STEELE
Name Robert A. Steele
Title: Chief Executive Officer

CORNELL CAPITAL PARTNERS, LP
By: Yorkville Advisors LLC
Its: General Partner

By: /s/ MARK ANGELO
Name Mark Angelo
Title: President & Portfolio Manager